SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ORMAT TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 4, 2011

To Our Stockholders:

We cordially invite you to attend the 2011 Annual Meeting of Stockholders of Ormat Technologies, Inc. The meeting will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 on Wednesday, May 4, 2011, at 1:30 P.M. local time. We look forward to your attendance either in person or by proxy.

The purpose of the meeting is to:

1.	Elect the two directors named in the attached Proxy Statement, each for a term of three years;

2.	Hold an advisory vote on executive compensation (the “Say-on-Pay” vote);

3.	Hold an advisory vote to determine stockholder preferences on whether future Say-on-Pay votes should occur every one, two or three years (“Say-on-Frequency” vote);

4.	Ratify the appointment of PricewaterhouseCoopers LLP as Ormat Technologies, Inc.’s independent registered public accounting firm for fiscal year 2011; and

5.	Transact any other business that may properly come before the meeting or any postponements or adjournments of the meeting.

By order of the Board of Directors, /s/ Yehudit Bronicki Yehudit Bronicki Chief Executive Officer

March 23, 2011

Your vote is important to us regardless of whether or not you plan to attend the meeting.  We encourage you to submit a proxy to vote your shares either (i) on the internet, (ii) by telephone, or (iii) by signing and dating a proxy card and returning it to the Company.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on Wednesday, May 4, 2011.

•
This Proxy Statement, the form of proxy card, the Notice of Internet Availability of Proxy Materials and our Annual Report on Form 10-K are available at http://materials.proxyvote.com/686688 by clicking on the proxy link.

•	You will need your assigned control number to vote your shares. Your control number can be found on your proxy card or voting instruction form.

•	The time and location of the Annual Meeting of Stockholders are noted above.

ORMAT TECHNOLOGIES, INC. 2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

OTHER MATTERS	46
ADDITIONAL INFORMATION	46
Householding of Proxies	46
Additional Filings	46
Proxy Solicitation	46
Stockholder Proposals for 2012 Annual Meeting of Stockholders	47

ORMAT TECHNOLOGIES, INC.
6225 Neil Road,
Reno, Nevada 89511

2011 PROXY STATEMENT

The Board of Directors of Ormat Technologies, Inc. (“Ormat”, “we”, “us”, “the Company” or “our Company”) is making this proxy statement available to you in connection with the solicitation of proxies on its behalf for the 2011 Annual Meeting of Stockholders. The meeting will take place at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 on Wednesday, May 4, 2011, at 1:30 P.M. local time. At the meeting, stockholders will (i) vote on the election of the two directors named in this proxy statement, (ii) hold an advisory vote on Say-on-Pay, (iii) hold an advisory vote on Say-on-Frequency, and (iv) vote on the ratification of the appointment of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm for fiscal year 2011, and will transact any other business that may properly come before the meeting although we know of no other business to be presented.

The record date for the meeting is March 16, 2011. Only stockholders of record at the close of business on that date are entitled to vote at the meeting.

We are taking advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the "Notice") instead of a paper copy of this proxy statement and our 2010 Annual Report on Form 10-K. We believe that this process allows us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how to vote online or by telephone and how to request a paper copy of our proxy materials, including this proxy statement, our 2010 Annual Report on Form 10-K, and a form of proxy card or voting instruction card.

By submitting your proxy (by signing and returning the proxy card, or processing your proxy online, or by phone), you authorize each of Yehudit Bronicki, Chief Executive Officer of Ormat, and Etty Rosner, Senior Vice President and Corporate Secretary of Ormat, to represent you and vote your shares at the meeting in accordance with your instructions. Either one of them may also vote your shares to adjourn the meeting and will be authorized to vote your shares at any postponements or adjournments of the meeting.

Ormat’s Annual Report on Form 10-K for 2010, which includes Ormat’s audited financial statements, is being made available to stockholders together with this proxy statement. Except to the extent that we specifically incorporate information by reference, our Annual Report on Form 10-K does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

We are first making available this proxy statement and accompanying materials to stockholders on or about March 23, 2011.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SUBMIT YOUR PROXY VIA THE INTERNET, BY PHONE OR BY SIGNING AND DATING A PROXY CARD AND RETURNING IT TO US IN THE ENVELOPE THAT WE WILL SEND YOU ON REQUEST.

Questions and Answers about the 2011 Annual Meeting of Stockholders

What is the purpose of the 2011 Annual Meeting of Stockholders?

At the 2011 Annual Meeting of Stockholders, the stockholders will be asked to:

1.  Elect the two directors named in this proxy statement, each for a term of three years (Proposal 1);

2.  Hold an advisory vote on executive compensation (the “Say-on-Pay” vote) (Proposal 2);

3.  Hold an advisory vote to determine stockholder preferences on whether future Say-on-Pay votes should occur every one, two, or three years (“Say-on-Frequency” vote) (Proposal 3); and

4.  Ratify the appointment of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm for fiscal year 2011 (Proposal 4).

Stockholders also will transact any other business that may properly come before the meeting. Members of Ormat’s management team and a representative of PricewaterhouseCoopers LLP, Ormat’s independent registered public accounting firm, will be present at the meeting to respond to appropriate questions from stockholders.

Who is entitled to vote?

The record date for the meeting is March 16, 2011. Only stockholders of record at the close of business on that date are entitled to vote at the meeting. The only class of stock entitled to be voted at the meeting is Ormat’s Common Stock. Each outstanding share of Common Stock is entitled to one vote for all matters before the meeting. At the close of business on the record date there were 45,430,886 shares of Ormat Common Stock outstanding.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of shares held in “street name”. If your shares are held in street name, the Notice of Internet Availability of Proxy Materials is being forwarded to you by your bank or brokerage firm (the “record holder”), along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions.

Under the rules of the New York Stock Exchange (the “NYSE”), if you do not give instructions to your bank or brokerage firm, it may vote on matters that the NYSE determines to be “routine”, but will not be permitted to vote your shares with respect to “non-routine” items. Under the NYSE rules, the Ratification of Appointment of the Independent Registered Public Accounting Firm (Proposal 4) is a routine matter, but the election of Directors (Proposal 1), the Say-on-Pay vote (Proposal 2), and the Say-on-Frequency vote (Proposal 3) are not considered to be routine matters. When a broker or bank has not received instructions from the beneficial owners or persons entitled to vote and the broker or bank cannot vote on a particular matter because it is not routine, then there is a “broker non-vote” on that matter. Broker non-votes do not count as votes for or against any proposal.

As the beneficial owner of shares, you are invited to attend the 2011 Annual Meeting of Stockholders. If you are a beneficial owner, however, you may not vote your shares in person at the meeting unless you obtain a proxy form from the record holder of your shares.

How many shares must be present to hold the meeting?

A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum.

Who can attend the 2011 Annual Meeting of Stockholders?

All Ormat stockholders of record as of the close of business on March 16, 2011 may attend the 2011 Annual Meeting of Stockholders.

What if a quorum is not present at the meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the outstanding shares entitled to vote represented may adjourn the meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, please vote for each account in which your shares are held.

How do I vote?

You may vote by submitting your proxy either (i) on the internet, (ii) by telephone, or (iii) by signing and dating a proxy card and returning it to the Company.

 The Notice of Internet Availability we (or the bank or brokerage firm that holds your shares in street name) sent to you explains how you can:

•	vote by internet or by telephone and how you can receive a paper or email copy of a proxy card if you are a record holder of shares; or

•	give voting instructions to your bank or brokerage firm if your shares are held in street name.

The return envelope that we will send you if you request a paper proxy card requires no additional postage if mailed in either the United States or Canada.

If you are a record stockholder and attend the meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to record stockholders who wish to vote in person at the meeting. Beneficial owners of shares held in street name who wish to vote at the meeting will need to obtain a proxy form from their record holder.

Can I change my vote after I submit my proxy?

If you are a record holder of shares, you may revoke your proxy and change your vote at any time before it is actually voted:

● by signing and delivering another proxy with a later date;

● by giving written notice of such revocation to the Corporate Secretary of Ormat prior to or at the meeting; or

● by voting in person at the meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other record holder, or, if you have obtained a legal proxy from your bank, broker or other record holder giving you the right to vote your shares, by attending the meeting and voting in person. Your attendance at the meeting itself will not revoke your proxy unless you give written notice of revocation to the Corporate Secretary before your proxy is voted or you vote in person at the meeting.

Who will count the votes?

Ormat’s transfer agent, American Stock Transfer & Trust Company, will tabulate and certify the votes. A representative of the transfer agent may serve as an inspector of election.

How does the Board of Directors recommend I vote on the proposals?

Your Board recommends that you vote FOR:

●	The election of the two nominees named in this proxy statement to the Board of Directors;

●	The approval, on an advisory basis, of the compensation of the Company’s named executive officers;

●	The option that calls for future Say-on-Pay votes to be held every three years; and

●	The ratification of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm for fiscal year 2011.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors as described above.

Will any other business be conducted at the meeting?

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment.

How many votes are required to elect the director nominees?

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees named in this proxy statement as directors. This means that these two nominees will be elected if they receive more affirmative votes than any other persons.

How many votes are required to approve the Say-on-Pay proposal?

An affirmative vote of the holders of a majority of the voting power of our shares present in person or represented by proxy and entitled to vote on the matter is necessary to approve on an advisory basis the compensation of our named executive officers, although such vote will not be binding on us.

How many votes are required to approve the Say-on-Frequency proposal?

           You may vote to approve the frequency of the stockholder vote on the compensation of our named executive officers every one, two or three years or you may abstain from voting.  We have determined to view the frequency vote that receives the greatest number of votes cast by the holders of our shares entitled to vote at the meeting as the advisory vote of stockholders on the frequency of approval of the compensation of our named executive officers, although such vote will not be binding on us.

How many votes are required to ratify the appointment of Ormat’s independent registered public accounting firm?

The ratification of the appointment of PricewaterhouseCoopers LLP as Ormat’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

What is an abstention and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal other than the election of directors (for directors, the choice is limited to “For” or “Withhold”). Under Delaware law, abstained shares are treated as shares present for quorum and entitled to vote, so they will have the same practical effect as votes against a proposal except for the proposal for the election of directors and the advisory vote for the Say-on-Frequency proposal.

How will broker non-votes be treated?

Broker non-votes will be treated as shares present for quorum purposes, but not considered entitled to vote on that matter. Therefore, broker non-votes do not count as votes for or against any proposal.

Where can I find the voting results of the 2011 Annual Meeting of Stockholders?

We plan to announce preliminary voting results at the 2011 Annual Meeting of Stockholders and to publish final results in a Current Report on Form 8-K  to be filed with the Securities and Exchange Commission (the “SEC”) within four days of the Annual Meeting of Stockholders.

PROPOSAL 1 – ELECTION OF DIRECTORS

Board Composition

Our Board of Directors is now composed of seven members, including four independent directors, Dan Falk, Roger W. Gale, Robert F. Clarke, and David Wagener.  Our Board of Directors is classified into three classes of directors serving staggered, three-year terms as indicated:

Class I Directors (term expiring upon the annual stockholders meeting in 2011)
Yoram Bronicki
Roger W. Gale

Class II Directors (term expiring upon the annual stockholders meeting in 2012)
Yehudit Bronicki
Robert F. Clarke
David Wagener

Class III Directors (term expiring upon the annual stockholders meeting in 2013)
Lucien Y. Bronicki
Dan Falk

Current Nominees

As mentioned above, directors in each of the three classes are elected to serve for three-year terms that expire in successive years. The terms of Class I Directors will expire at the 2011 Annual Meeting of Stockholders. The Board of Directors has nominated Yoram Bronicki and Roger W. Gale as Class I Directors for three-year terms expiring at the annual meeting of stockholders to be held in 2014 and until their successors are elected and qualified. Each nominee currently serves as a Class I Director.

Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.

The affirmative vote of a plurality of the votes cast at the meeting is required to elect the two nominees named in this proxy statement as directors. This means that these two nominees will be elected if they receive more affirmative votes than any other persons.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINEES NAMED ABOVE.

The following sets forth, with respect to each nominee, his name, age, principal occupation and employment during the past five years, the year in which he first became a director of Ormat Technologies, Inc. and directorships held in other public companies.

Nominees for Election as Class I Directors for a Three-Year Term Expiring at the 2014 Annual Meeting

Yoram Bronicki. Yoram Bronicki has been a member of our Board of Directors since November 12, 2004, and has been our President and Chief Operating Officer since September 20, 2007. From July 1, 2004 to September 20, 2007, Mr. Bronicki served as our Chief Operating Officer, North America. Mr. Bronicki is also a member of the Board of Directors of Ormat Industries Ltd., a position he has held since 2001. From 2001 to 2004, Mr. Bronicki was Vice President of OPTI Canada Inc.; from 1999 to 2001, he was Project Manager of Ormat Industries Ltd. and Ormat International Inc.; from 1996 to 1999, he was Project Manager of Ormat Industries Ltd.; and from 1995 to 1996, he was Project Engineer of Ormat Industries Ltd.  Mr. Bronicki is the son of Lucien and Yehudit Bronicki. Mr. Bronicki obtained a Bachelor of Science in Mechanical Engineering from Tel Aviv University in 1989 and a Certificate from the Technion Institute of Management Senior Executives Program.  Mr. Bronicki is 44 years old.

The Board has concluded that Mr. Bronicki should serve as director of the Company because of his experience as the Company’s President and Chief Operating Officer, his over 15 years of experience in the power industry, and his in-depth knowledge of the Company’s business.

Roger W. Gale, Ph.D. Roger W. Gale has been a member of our Board of Directors since October 26, 2005. Between 1988 and 2000, Dr. Gale was the CEO of Washington International Energy Group, which was sold to PHB Hagler Bailly (PHB) in 1999. In 2000, as PHB was sold to PA Consulting, Dr. Gale held several positions at PA Consulting until 2001, at which time he joined GF Energy LLC as President and CEO, a position he still holds. In addition, Dr. Gale serves as a member of the Board of Directors of the US Energy Association, a not-for-profit organization. On December 1, 2005, he became a member of the Boards of Directors of The Adams Express Company and Petroleum & Resources Corporation (closed-end investment companies). He served on the Audit Committee of Constellation Holdings and on the Board of Directors of the parent, Constellation Energy Group, from 1996 to 2005. Dr. Gale has a Ph.D. in political science from the University of California, Berkeley. Dr. Gale is 64 years old.

The Board has concluded that Dr. Gale should serve as director of the Company because of his over 40 years of experience in the power/energy industry, his extensive management experience, and his overall business knowledge.

Continuing Directors

Class II Directors Continuing in Office Whose Terms Expire at the 2012 Annual Meeting

Yehudit “Dita” Bronicki. Yehudit Bronicki has been our Chief Executive Officer since July 1, 2004, and is also a member of our Board of Directors. From July 1, 2004 to September 20, 2007, Mrs. Bronicki also served as our President. Mrs. Bronicki was a co-founder of Ormat Turbines Ltd. and is a member of the Board of Directors and the General Manager (a CEO-equivalent position) of Ormat Industries Ltd., the publicly traded successor to Ormat Turbines Ltd., and several of its subsidiaries. From 1992 to June 2005, Mrs. Bronicki was a director of Bet Shemesh Engines, a manufacturer of jet engines. In addition, until May 2005, Mrs. Bronicki was a member of the Board of Directors of OPTI Canada Inc., a company engaged in the oil sands industry in Canada and in which our parent owns an approximately 5% interest, and since 2000 she has been a member of the Board of Orbotech Ltd., a NASDAQ-listed manufacturer of equipment for inspecting and imaging circuit boards and display panels. From 1994 to 2001, Mrs. Bronicki was on the Advisory Board of the Bank of Israel. Mrs. Bronicki has worked in the power industry since 1965. Yehudit Bronicki and Lucien Bronicki are married and are the parents of Yoram Bronicki. Mrs. Bronicki obtained a Bachelor of Arts in Social Sciences from Hebrew University in 1965.  In 2007, she received a PhD. Honoris Causa from the Technion – Israel Institute of Technology.  Mrs. Bronicki is 69 years old.

The Board has concluded that Mrs. Bronicki should serve as director of the Company because of her experience as the Company’s co-founder, her experience as the Company’s Chief Executive Officer, her work in the power industry since 1965, and her extensive knowledge of the Company’s business.

Robert F. Clarke. Robert F. Clarke has been a member of our Board of Directors since February 27, 2007.  Mr. Clarke was Chairman (since September 1998) and President and Chief Executive Officer (since January 1991) of Hawaiian Electric Industries, Inc. (HEI), from which he retired effective May 2006. Since June 1, 2006, Mr. Clarke has been Executive in Residence at the Shidler College of Business at the University of Hawaii. In addition, Mr. Clarke serves as an advisory director to Oceanic Cable Hawaii, and as a member of the advisory boards of the Shidler College of Business at the University of Hawaii, of Sennet Capital, and of Aina Koa Pono, a Hawaii based privately held company exploring renewable energy projects in converting biomass into fuels.  Mr. Clarke joined HEI in February 1987 as Vice President of Strategic Planning and was in charge of implementing the Company's diversification strategy. Mr. Clarke was named HEI Group Vice President - Diversified Companies in May 1988. He was made a director of HEI in 1989.  Prior to joining HEI, Mr. Clarke served as Senior Vice President and Chief Financial Officer of Alexander & Baldwin and as Controller of Dillingham Corporation.  Prior to that, he worked for the Ford Motor Company and for the Singer Company.  He received his Bachelor's degree in economics in 1965 and his Master's degree in finance in 1966 from the University of California at Berkeley. Honors include Phi Beta Kappa in 1965. Mr. Clarke is 68 years old.

The Board has concluded that Mr. Clarke should serve as director of the Company because of his close to 25 years of experience in the power/energy industry, his extensive management experience, and his overall business and financial knowledge

David Wagener.  David Wagener has been a member of our Board of Directors since April 1, 2010.  Since June 1995, Mr. Wagener has been the Managing Partner of Wagener Capital Management.  From 1990 to 1995, Mr. Wagener served as Director of the Public Utility & Telecommunications Group in the Investment Banking Division of Salomon Brothers, and from 1980 to 1990, he was Vice President of the Public Utility Group and Co-Head of the Independent Power Group in the Investment Banking Division of Goldman Sachs & Co.  Mr. Wagener serves on the Board of Directors of Suncor Development Company, a subsidiary of Pinnacle West Capital Corporation. He received his Bachelor’s degree in 1976 from Harvard College and his Master’s degree in Business Administration in 1980 from the University of Chicago.  Mr. Wagener is 56 years old.

The Board has concluded that Mr. Wagener should serve as a director of the Company because of his 30 years of experience in the power/energy industry, his extensive project finance experience, and his overall financial knowledge.

Class III Directors Continuing in Office Whose Terms Expire at the 2013 Annual Meeting

Lucien Y. Bronicki. Lucien Y. Bronicki is the Chairman of our Board of Directors, a position he has held since our inception in 1994, and has also been our Chief Technology Officer since July 1, 2004. Mr. Bronicki co-founded Ormat Turbines Ltd. in 1965 and is the Chairman of the Board of Directors of Ormat Industries Ltd., the publicly-traded successor to Ormat Turbines Ltd., and various of its subsidiaries. From 1999 to April 2006, Mr. Bronicki served as the Chairman of the Board of Directors of OPTI Canada Inc., a company engaged in the oil sands industry in Canada in which our parent owns an approximately 5% interest. From 1992 to May 2006, Mr. Bronicki was the Chairman of the Board of Directors of Bet Shemesh Engines, a manufacturer of jet engines, and from 1997 to May 2006, Mr. Bronicki was the Chairman of the Board of Directors of Bet Shemesh Holdings.  Mr. Bronicki was also the Chairman of the Board of Directors of Orad Hi-Tec Systems Ltd., a manufacturer of image processing systems, until the end of 2005, and was the Co-Chairman of Orbotech Ltd., a NASDAQ-listed manufacturer of equipment for inspecting and imaging circuit boards and display panels. Mr. Bronicki has worked in the power industry since 1958. He is a member of the Executive Council of the Weizmann Institute of Science and was the Chairman of the Israeli Committee of the World Energy Council. Yehudit Bronicki and Lucien Bronicki are married and are the parents of Yoram Bronicki. Mr. Bronicki obtained a postgraduate degree in Nuclear Engineering from Conservatoire National des Arts et Métiers, a Master of Science in Physics from Universite de Paris and a Master of Science in Mechanical Engineering from École Nationale Supérieure d’Ingenieurs Arts et Métiers. He received a Ph.D. Honoris Causa in 2005 from the Ben-Gurion University, in 2006 from the Weizmann Institute of Science, and in 2007 from the Technion - Israel Institute of Technology.  Mr. Bronicki is 77 years old.

The Board has concluded that Mr. Bronicki should serve as director of the Company because of his experience as the Company’s co-founder, his experience as the Company’s Chief Technology Officer, his work in the power industry since 1958, and his innovative and strategic vision.

Dan Falk. Dan Falk has been a member of our Board of Directors since November 12, 2004. Mr. Falk also serves as the Chairman of the Board of Directors of Orad Hi-Tech Systems Ltd., a public non-U.S. company.  He is also a member of the Board of Directors of Orbotech Ltd., Nice Systems Ltd., Attunity Ltd., and Nova Measuring Instruments Ltd., all NASDAQ publicly traded companies. In addition, Mr. Falk serves as a member of the Board of Directors of the following public non-US companies: Amiad Filteration System Ltd., Plastopil Ltd., and Oridion Medical Ltd.  During the past five years, Mr. Falk served as a member of the Board of Directors of the following public companies, for which he no longer serves as a Director: AVT Ltd., Clicksoftware Technologies Ltd., Dmatek Ltd., Jacada Ltd., Poalim Ventures I Ltd., Medcon Ltd., and Ramdor Ltd.  From 2001 to 2004, Mr. Falk was a business consultant to several public and private companies. From 1999 to 2000, Mr. Falk was Chief Operating Officer and Chief Executive Officer of Sapiens International N.V. From 1995 to 1999, Mr. Falk was an Executive Vice President of Orbotech Ltd. From 1985 to 1995, Mr. Falk was Vice President of Finance and Chief Financial Officer of Orbot Systems Ltd. and Orbotech Ltd. Mr. Falk obtained a Masters of Business Administration from Hebrew University in 1972 and a Bachelor of Arts in Economics and Political Science from Hebrew University in 1968. Mr. Falk is the Chair of our Audit Committee. Our Board of Directors has determined that Mr. Falk qualifies as an Audit Committee “financial expert” under Section 407 of the Sarbanes-Oxley Act of 2002 and Item 407(d)(5) of Regulation S-K, and is independent as that term is used in Item 407(d)5(i)(B) of Regulation S-K under the Securities Exchange Act of 1934. Mr. Falk is 66 years old.

The Board has concluded that Mr. Falk should serve as director of the Company because of his qualification as a “financial expert,” his experience related to service on the audit committee, his financial reporting expertise, and his general financial and business knowledge

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

As required by the rules of the NYSE, the Board of Directors evaluates the independence of Board members at least annually and when a change in circumstances could potentially impact the independence of one or more directors.

On May 6, 2010, the Company held its 2010 Annual Meeting of Stockholders. All of the Company’s Board members were present at the meeting.

Our Board of Directors consists of seven members, four of whom have been determined by our Board to be independent directors, in accordance with the above requirements of the NYSE. Our four independent directors are Dan Falk, David Wagener, Roger W. Gale and Robert F. Clarke.   Our Board also determined that Jacob Worenklein, who resigned as a director during fiscal year 2010, was independent under NYSE requirements.

During fiscal year 2010, the Board of Directors held eight meetings. None of the directors attended less than 75% of the meetings of the Board and the Committees on which he or she serves.

The Company relies on the “controlled company” exception to the Board of Directors committee composition requirements under the rules of the NYSE. The “controlled company” exception does not modify the independence requirements for the Audit Committee, and we comply with the requirements of the Sarbanes-Oxley Act of 2002 and the NYSE rules which require that our Audit Committee be composed of at least three independent directors.

Board Leadership Structure

The Company has separated the Chief Executive Officer and Board Chairman positions.  The Company believes that this Board leadership structure is the most appropriate for the Company since each of Lucien Bronicki and Dita Bronicki, the Company’s co-founders, has unique skills and talents to contribute to the Company.  Mr. Bronicki, our Chief Technology Officer, serves as our Chairman of the Board and provides the Company with the benefit of his strategic and creative vision, an appreciation for and understanding of the risks associated with the Company’s business, and an intimate knowledge of the Company’s technologies and the power industry.  Mrs. Bronicki serves as our Chief Executive Officer and provides the Company with the benefit of her extensive knowledge of the Company’s operations, an understanding of the day-to-day challenges faced by companies in the power industry, and her distinctive business and financial know-how.

Board Committees

Our Board of Directors has the authority to appoint committees to perform certain management and administrative functions. Our Board of Directors has established, among others, an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. As of February 28, 2011, Ormat Industries Ltd. beneficially owned approximately 59.89% of our outstanding Common Stock. As a controlled company, we have relied on certain exemptions from the director independence requirements applicable to Compensation Committees and Nominating and Corporate Governance Committees under the rules of the NYSE.

Audit Committee. The Company has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934. The Audit Committee consists of three members, Dan Falk, Roger Gale, and Robert F. Clarke, all of whom are independent as defined by the listing standards of the NYSE and the SEC.   The Board has determined that Mr. Falk, the Chair of the Audit Committee, qualifies as an “audit committee financial expert” under the rules of the SEC and that each member of the Audit Committee is financially literate. Mr. Falk also serves on the audit committees of five other public companies. Our Board has determined that his simultaneous service on these audit committees does not impair his ability to serve effectively on our Audit Committee.

The Audit Committee selects, on behalf of our Board of Directors, an independent public accounting firm to be engaged to audit our financial statements, discusses with the independent registered public accounting firm its independence, reviews and discusses the audited financial statements with the independent registered public accounting firm and manages and reviews our compliance with legal and regulatory requirements with respect to accounting policies, internal controls and financial reporting.

In fiscal year 2010, the Audit Committee continued its oversight of a procedure established by the Company for receiving and addressing anonymous complaints regarding financial or accounting irregularities, among other things. In 2005, the Audit Committee set up an ethics and compliance hotline managed by an independent third party and accessible both through the Internet and by telephone.  The information received by the hotline is treated as confidential and anonymous and is both received and retained by an agent of the Audit Committee before all relevant non-compliance information is periodically reported to the Audit Committee.

The Audit Committee held four meetings in fiscal year 2010. Further information concerning the Audit Committee is set forth below under the heading “Audit Committee Report”. The charter of the Audit Committee is available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Compensation Committee. The Compensation Committee consists of three members, Yehudit Bronicki, our CEO, and Dan Falk and Robert F. Clarke, both of whom are independent directors.   Mrs. Bronicki, who is our CEO and who is not an independent director, is the Chair of the Compensation Committee.

The Compensation Committee reviews and either approves, on behalf of our Board of Directors, or recommends to the Board of Directors for approval, (1) the annual salaries and other compensation of our Chief Executive Officer and certain other executive officers and (2) equity awards. Our CEO, Chairman and President are currently covered by employment agreements which fix the amount of their salary and annual bonus.  See "Executive Compensation".  The Compensation Committee also provides recommendations with respect to our compensation policies and practices and incentive compensation plans and equity plans.  As described in the Compensation Discussion and Analysis below, our Compensation Committee determines the basket of bonuses and equity awards that may be awarded on a company-wide basis and our CEO and Chairman of the Board determine the particular bonuses and equity awards to be made to our personnel.  Our CEO and Chairman also determine whether and to what degree to award salary increases to any of our other executive officers.

The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors, which includes evaluation of the performance of the Chief Executive Officer, review and approval of the compensation of the Chief Executive Officer and all other executive officers of the Company, and recommendations to the Board of Directors regarding non-CEO compensation, incentive-compensation plans and equity-based plans.

The Compensation Committee duties and responsibilities also include:

•	making recommendations to the Board as to changes in Ormat’s general compensation philosophy;

•	overseeing the development and implementation of compensation programs;

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, and evaluating the performance of the CEO in light of those goals and objectives; and

•	reviewing and approving the annual compensation of the CEO and Ormat’s five other most highly compensated executive officers who receive total compensation in excess of $1 million per year.

The Compensation Committee is authorized to establish subcommittees for the purpose of evaluating special or unique matters and may delegate its authority to a subcommittee or subcommittees.

In 2010, the Compensation Committee did not retain any compensation consultants in determining or recommending the amount or form of executive and director compensation.

The Compensation Committee held two meetings in the year 2010. The charter of the Compensation Committee is available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee consists of three members, Lucien Bronicki, our Chief Technology Officer, and David Wagener and Dan Falk, both of whom are independent directors.   Mr. Bronicki, who is not an independent director, is the Chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its responsibilities by identifying and approving individuals qualified to serve as members of our Board of Directors, selecting director nominees for our annual meetings of stockholders, and developing and recommending to our Board of Directors corporate governance guidelines and oversight with respect to corporate governance and ethical conduct.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee is responsible for conducting appropriate inquiries into the backgrounds and qualifications of possible candidates.

The Nominating and Corporate Governance Committee adopted a policy regarding consideration of any director candidates as of November 7, 2006.  This policy provides guidelines for the identification and evaluation of candidates for positions on the Board of Directors of the Company. According to the policy, candidates must satisfy certain minimum criteria, including an academic degree and business experience to the satisfaction of the Nominating and Corporate Governance Committee. In addition, independent director nominees must satisfy the independence requirements as determined by the Board of Directors in accordance with the rules and regulations of the SEC and the NYSE, as applicable. The policy provides for the Committee to interview and select final candidates for evaluation, and then evaluate the final candidates to determine their qualification for the position as well as compatibility with the Company, its philosophy and its then-current Board of Directors and management.  The Committee does not consider diversity in identifying nominees for director.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner in which the Committee evaluates any other candidate.

The Company’s by-laws provide that nominations of candidates to be considered by the stockholders may be made at an annual meeting of stockholders by any stockholder who was a stockholder of record at the time of giving notice of the proposed nomination, is entitled to vote at the meeting and follows the notice procedures. To be timely, a stockholder’s notice for the 2011 Annual Meeting of Stockholders must have been delivered to the Corporate Secretary at 6225 Neil Road, Reno, Nevada 89511, not earlier than the close of business on January 5, 2011 and no later than the close of business on February 4, 2011.

The Nominating and Corporate Governance Committee held two meetings in 2010. The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is composed of Yehudit Bronicki, Dan Falk and Robert F. Clarke. Mrs. Bronicki serves as Chief Executive Officer of the Company. In addition, Mrs. Bronicki, together with Lucien Bronicki, our Chairman of the Board and Chief Technology Officer, and Yoram Bronicki, our President and Chief Operating Officer, and other members of their family, indirectly owned approximately 35.11% of the ordinary shares of Ormat Industries Ltd. as of February 28, 2011. See “Transactions with Related Persons”.

None of our executive officers served during 2010 as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is available on our website at www.ormat.com for downloading, free of charge. The content of our website, however, is not part of this proxy statement. You may also request a printed copy of our Code of Business Conduct and Ethics free of charge, by writing to the Company address appearing in this Proxy Statement or by telephoning us at: (775) 356-9029.

Corporate Governance Guidelines

The Board of Directors of the Company has adopted the Corporate Governance Guidelines, which are available on the Company’s website at www.ormat.com. The content of our website, however, is not part of this proxy statement. You may also request a printed copy of our Corporate Governance Guidelines free of charge, by writing to the Company address appearing in this Proxy Statement or by telephoning us at: (775) 356-9029.

Executive Sessions

As required by the NYSE rules, the non-management directors of the Company meet in executive sessions of the Board of Directors without management at regular intervals and at each regular meeting of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and as otherwise scheduled from time to time. The Chair of the Audit Committee presides at the executive sessions of the non-management directors. In addition, the Chair of the Audit Committee presides at the executive sessions of the Audit Committee. One of the non-executive members of the Compensation Committee and of the Nominating and Corporate Governance Committee presides at each executive session of such committees.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may communicate with the Board of Directors or a specific director or directors by writing c/o the Corporate Secretary, Ormat Technologies, Inc., 6225 Neil Road, Reno, Nevada 89511. Communications received from stockholders are forwarded directly to Board members. Stockholders and other interested parties who would like to communicate with the non-management directors or any individual non-management director may do so by sending a letter to the Chair of the Nominating and Corporate Governance Committee in care of the Corporate Secretary of the Company at 6225 Neil Road, Reno, Nevada 89511.

Board’s Role in Risk Oversight

As part of the Board’s quarterly meetings, the Board assesses on an ongoing basis the risks faced by the Company in executing its business plan.  These risks include financial, industrial, technological, competitive, and operational risks, both from a global perspective and on a power plant-by-power plant basis.  The Board dedicates time at each of its meetings to review and consider the relevant risks that need to be addressed at the time of each Board meeting.  The CEO and COO of the Company present reports at each meeting outlining the progress of each power plant and the challenges faced by the Company, and they bring the relevant risks to the attention of the Board.  Similarly, at each Board meeting, the relevant financial risks faced by the Company are presented by the CFO.  In addition, the Company’s Audit Committee plays an important role in the oversight of the Company’s policies with respect to financial risk assessment and risk management, as well as assessing the Company’s major financial risk exposures.   The Board's role in risk oversight of the Company is consistent with the Company's leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company's risk exposure, and the Board and its committees providing oversight in connection with those efforts.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors only, as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors of the Company.

The Audit Committee is responsible for assisting the Board of Directors in its oversight responsibilities related to accounting policies, internal controls, financial reporting and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting process, principles and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States.

The Audit Committee reviewed management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 and the report from PricewaterhouseCoopers LLP on the effectiveness of internal control over financial reporting as of December 31, 2010. Based upon the Audit Committee’s reviews and discussions with management, the Company’s internal auditors, and PricewaterhouseCoopers LLP, the Audit Committee approved the inclusion of management’s report on its assessment of the effectiveness of internal control over financial reporting as of December 31, 2010 and the report of the independent auditors in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

The Committee also received and reviewed the periodic internal audit reports from its internal auditor.   The Committee also reviewed the Internal Audit Plan for the year 2011 and approved its main target subjects. The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits, and has met with them, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls.  In addition, the Committee evaluated the performance of the independent registered public accounting firm.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2010 with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in AU 380 of the AICPA Professional Standards, as currently in effect. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, as currently in effect, and the Audit Committee has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent registered public accounting firm’s provision of tax services to the Company is compatible with maintaining the registered public accounting firm’s independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.

Submitted on February 22, 2011 by the Audit Committee of Ormat Technologies, Inc.’s Board of Directors.

Dan Falk, Chair Robert F. Clarke Roger W. Gale

The foregoing Report of the Audit Committee of the Board of Directors shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the “Securities Act”), as amended, or under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, except to the extent Ormat specifically incorporates this information by reference, and shall not otherwise be deemed to be filed with the SEC under such Acts.

EXECUTIVE OFFICERS

The following table sets forth the name, age and position(s) of each of our executive officers and persons who are executive officers of certain of our subsidiaries who perform policy-making functions for us:

Name	Age	Position

Lucien Bronicki	77	Chairman of the Board, Chief Technology Officer
Yehudit Bronicki	69	Chief Executive Officer and Director
Yoram Bronicki	44	President, Chief Operating Officer and Director
Joseph Tenne	55	Chief Financial Officer*
Nadav Amir	60	Executive Vice President—Operations*
Zvi Reiss	60	Executive Vice President—Project Management*
Joseph Shiloah	65	Executive Vice President—Business Development, Rest of the World*
Zvi Krieger	55	Executive Vice President—Geothermal Resource*
Shimon Hatzir	49	Senior Vice President—Engineering*
Etty Rosner	55	Senior Vice President—Contract Management; Corporate Secretary*
Nir Wolf	45	Vice President—Marketing and Sales, Rest of the World*

* Performs the functions described in the table, but is employed by Ormat Systems Ltd., a subsidiary of the Company.

Joseph Tenne. Joseph Tenne has served as our Chief Financial Officer since March 9, 2005. From 2003 to 2004, Mr. Tenne was the Chief Financial Officer of Treofan Germany GmbH & Co. KG, a German company. From 1997 until 2003, Mr. Tenne was a partner in Kesselman & Kesselman, Certified Public Accountants in Israel (a member firm of PricewaterhouseCoopers International Limited). Since January 8, 2006, Mr. Tenne has also been the Chief Financial Officer of Ormat Industries Ltd. Mr. Tenne is a member of the board of directors of AudioCodes Ltd., a NASDAQ-listed company. Mr. Tenne obtained a Master of Business Administration from Tel Aviv University in 1987 and a Bachelor of Arts in Accounting and Economics from Tel Aviv University in 1981. Mr. Tenne is also a Certified Public Accountant in Israel.

Nadav Amir. Nadav Amir has served as our Executive Vice President of Operations since November 4, 2009. From July 1, 2004 to November 3, 2009, Mr. Amir was our Executive Vice President of Engineering; from 2001 to June 30, 2004, he was Executive Vice President of Engineering of Ormat Industries Ltd.; from 1993 to 2001, he was Vice President of Engineering of Ormat Industries Ltd.; from 1988 to 1993, he was Manager of Engineering of Ormat Industries Ltd.; from 1984 to 1988, he was Manager of Product Engineering of Ormat Industries Ltd.; and from 1983 to 1984, he was Manager of Research and Development of Ormat Industries Ltd. Mr. Amir obtained a Bachelor of Science in Aeronautical Engineering from Technion Haifa in 1972.

Zvi Reiss. Zvi Reiss has served as our Executive Vice President of Project Management, since July 1, 2004. From 2001 to June 30, 2004, Mr. Reiss was the Executive Vice President of Project Management of Ormat Industries Ltd.; from 1995 to 2000, he was Vice President of Project Management of Ormat Industries Ltd.; and from 1993 to 1994, he was Director of Projects of Ormat Industries Ltd. Mr. Reiss obtained a Bachelor of Science in Mechanical Engineering from Ben-Gurion University in 1975.

Joseph Shiloah. Joseph Shiloah has served as our Executive Vice President of Business Development, Rest of the World since January 1, 2010. From July 1, 2004 to December 31, 2009, Mr. Shiloah served as our Executive Vice President of Marketing and Sales, Rest of the World; from 2001 to June 30, 2004, he was the Executive Vice President of Marketing and Sales of Ormat Industries Ltd.; from 1989 to 2000, he was Vice President of Marketing and Sales of Ormat Industries Ltd.; from 1983 to 1989, he was Vice President of Special Projects of Ormat Turbines Ltd.; from 1984 to 1989, he was Operating Manager of the Solar Pond project of Solmat Systems Ltd., a subsidiary of Ormat Turbines Ltd.; and from 1981 to 1983, he was Project Administrator of the Solar Pond power plant project of Ormat Turbines Ltd. and Solmat Systems Ltd. Mr. Shiloah obtained a Bachelor of Arts in Economics from Hebrew University in Jerusalem in 1972.

Zvi Krieger. Zvi Krieger has served as our Executive Vice President of Geothermal Resource since November 4, 2009. From September 20, 2007 to November 4, 2009, Mr. Krieger was our Senior Vice President of Geothermal Engineering; from July 1, 2004 to September 20, 2007, he was our Vice President of Geothermal Engineering; and from 2001 to June 30, 2004, he was the Vice President of Geothermal Engineering of Ormat Industries Ltd. Mr. Krieger has been with Ormat Industries Ltd. since 1981 and served as Application Engineer, Manager of System Engineering, Director of New Technologies Business Development and Vice President of Geothermal Engineering. Mr. Krieger obtained a Bachelor of Science in Mechanical Engineering from the Technion – Israel Institute of Technology in 1980.

Shimon Hatzir. Shimon Hatzir has served as our Senior Vice President of Engineering since November 4, 2009. From September 20, 2007 to November 3, 2009, Mr. Hatzir was our Senior Vice President of Electrical and Conceptual Engineering; from July 1, 2004 to September 20, 2007, he was our Vice President of Electrical and Conceptual Engineering. From 2002 to June 30, 2004, Mr. Hatzir was the Vice President of Electrical and Conceptual Engineering of Ormat Industries Ltd.  From 1996 to 2001, Mr. Hatzir was Manager of Electrical and Conceptual Engineering of Ormat Industries Ltd.; and from 1989 to 1995 he was a Project Engineer in the Engineering Division.  Mr. Hatzir obtained a Bachelor of Science in Mechanical Engineering from Tel Aviv University in 1988 and a Certificate of the Technion Institute of Management, Senior Executive Program.

Etty Rosner. Etty Rosner has served as our Corporate Secretary since October 21, 2004. Ms. Rosner is also the Corporate Secretary of Ormat Industries Ltd., a position she has held since 1991. Ms. Rosner is also our Senior Vice President of Contract Management since September 20, 2007. From July 1, 2004 to September 20, 2007, Ms. Rosner was our Vice President of Contract Management; and from 1999 to June 30, 2004, she was the Vice President of Contract Management of Ormat Industries Ltd. From 1991 to 1999, Ms. Rosner was Contract Administration Manager and Corporate Secretary of Ormat Industries; and from 1981 to 1991, she was the Manager of the Export Department and Office Administrative Manager of Ormat Industries. Ms. Rosner obtained a Diploma in General Management from Tel Aviv University in 1990.

Nir Wolf. Nir Wolf has served as our Vice President for Marketing and Sales, Rest of the World since January 1, 2010.  From December 2005 to December 31, 2009, Mr. Wolf served as our Vice President Distributed Power, responsible for the marketing, sales, engineering and after sales activities of the Remote Power Units.  From December 1999 to December 2005, he was Business Development Manager in the Marketing and Sales Department. Mr. Wolf joined the Company on January 14, 1994, and worked in the Project Management Department as a Budget and Schedule Controller and later as a Project Manager. Mr. Wolf graduated the Technion - Israel Institute of Technology in Haifa in February 1991 with a Bachelor of Science in Industrial Engineering, cum laude. In 1995, he obtained a MBA degree from Bar Ilan University. Mr. Wolf has also participated in the Technion Institute of Management Senior Executive Program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information with respect to the beneficial ownership of our Common Stock as of March 9, 2011 for:

● each person, or group of affiliated persons, known to us to own beneficially 5% or more of our outstanding Common Stock;

● each of our directors;

● each of our Named Executive Officers (as defined under Compensation Discussion and Analysis below); and

● all of our directors and executive officers as a group.

Percentage ownership is based on 45,430,886 shares of Common Stock outstanding as of March 9, 2011. Except as indicated by footnote and subject to community property laws where applicable, to our knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

	Shares of Ormat Technologies, Inc. Common Stock Beneficially Owned			Shares of Ormat Industries Ltd. Common Stock Beneficially Owned
	Number		Percent	Number		Percent

Principal Stockholder:
Ormat Industries Ltd.†	27,206,580	(1)	59.89%
Directors and Named Executive Officers
Yehudit Bronicki†	—		—	41,684,642	(2)	35.11%
Lucien Bronicki†	—		—	41,684,642	(2)	35.11%
Yoram Bronicki†	—		—	41,684,642	(2)	35.11%
Dan Falk††	30,000	(3)	*	—		—
Roger W. Gale††	37,500	(4)	*	—		—
Robert F. Clarke††	32,000	(5)	*	—		—
David Wagener††	8,900	(6)	*	—		—
Joseph Tenne†	51,400		*	—		—
Nadav Amir†	63,800		*	—		—
Zvi Reiss†	63,800		*	—		—
Directors and Named Executive Officers as a group	287,400	(7)	*	41,684,642		35.11%
__________

†	c/o Ormat Industries Ltd., Industrial Area, P.O. Box 68 Yavne 81100, Israel

††	c/o Ormat Technologies, Inc., 6225 Neil Road, Reno, Nevada 89511

*	Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)
The Board of Directors of Ormat Industries Ltd. has voting power and investment power over approximately 59.89% of our outstanding Common Stock. The directors of Ormat Industries Ltd. include Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki, who, collectively with other members of their family, beneficially owned approximately 35.11% of the ordinary shares of Ormat Industries Ltd. through their holdings in Bronicki Investment Ltd. as of December 31, 2010.

(2)
These shares are beneficially owned by Bronicki Investment Ltd.  Lucien Bronicki and Yehudit Bronicki are directors of Bronicki Investment Ltd. and have voting control of the shares of Ormat Industries Ltd. held by Bronicki Investment Ltd. Each of Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki also beneficially own 20% of Bronicki Investment Ltd. Accordingly, they may be deemed to share beneficial ownership of the shares of Ormat Industries Ltd. held by Bronicki Investment Ltd. Each of Lucien Bronicki, Yehudit Bronicki and Yoram Bronicki disclaim beneficial ownership of all such shares, except to the extent of his or her 20% ownership of Bronicki Investment Ltd.  In December 2007, Bronicki Investment Ltd. purchased an additional 9,000,000 Ordinary Shares of Ormat Industries Ltd. Bank Hapoalim BM provided financing for the purchase of the additional 9,000,000 Ordinary Shares.  In connection with this financing, Bronicki Investment Ltd. pledged all of its Ordinary Shares of Ormat Industries Ltd. in favor of Bank Hapoalim BM.

(3)	Includes 30,000 shares of Common Stock issuable to Mr. Falk upon the exercise of options that are exercisable within 60 days of March 9, 2011.

(4)	Includes 37,500 shares of Common Stock issuable to Dr. Gale upon the exercise of options that are exercisable within 60 days of March 9, 2011.

(5)	Includes 30,000 shares of Common Stock issuable to Mr. Clarke upon the exercise of options that are exercisable within 60 days of March 9, 2011.

(6)	Includes 7,500 shares of Common Stock issuable to Mr. Wagener upon the exercise of options that are exercisable within 60 days of March 9, 2011.

(7)
This number includes options of the Company exercisable within 60 days of March 9, 2011. The amounts of exercisable options for each Executive Officer are set forth in the Outstanding Equity Awards Table below.

The following table summarizes share and exercise price information about the Company’s equity compensation plans as of December 31, 2010.

Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans

Equity Compensation plans approved by security holders	2,335,365	*	$34.35	1,239,699

Equity Compensation plans not approved by security holders	--		N/A	--

Total	2,335,365	*	$34.35	1,239,699
___________

*
Stock options to be issued pursuant to our 2004 Incentive Compensation Plan, as amended, and our Registration Statement on Form S-8 covering 1,250,000 shares filed with the SEC on November 9, 2005 and our Registration Statement on Form S-8 covering 2,500,000 shares filed with the SEC on June 4, 2007.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Lucien and Yehudit Bronicki founded our parent company’s predecessor, Ormat Turbines Ltd., in 1965 and, together with their son, Yoram Bronicki, continue to have a substantial economic interest in our parent, Ormat Industries Ltd. (Ormat Industries), which, in turn, owns approximately 59.89% of our outstanding Common Stock.  Our Named Executive Officers (NEOs) may, therefore, be classified into two distinct groups. Group I is comprised of Lucien Bronicki, our Chairman of the Board and Chief Technology Officer, Yehudit Bronicki, our Chief Executive Officer (CEO), and Yoram Bronicki, our President and Chief Operating Officer.  Group II is comprised of Joseph Tenne, our Chief Financial Officer; Nadav Amir, our Executive Vice President of Operations; and Zvi Reiss, our Executive Vice President of Project Management.  None of the members of Group II owns a controlling interest in the shares of the Company or our parent.

Objectives

The overall objective of our executive compensation policies and procedures is to offer short-term, medium-term and long-term compensation components that enable us to attract, motivate and retain talented executives who contribute to our continued success. Equally important to us is to align the interests of our executives with those of our stockholders. As described below, the short-term component of our executive compensation packages consists of annual salary, the medium-term component consists of an annual bonus, and the long-term component consists of equity awards. The members of Group I of our executive team, however, do not receive equity awards, or their equivalent, as part of their compensation package. We believe that their long-term interests are nevertheless aligned with those of our stockholders through their substantial economic interest in our parent.

We aim to design executive compensation packages, like our general compensation policies, that meet or exceed competitive compensation averages for executives with similar responsibilities at companies with similar financial, operating and industry characteristics in similar locations. We do not benchmark to a particular industry or companies, but we informally consider published data, such as labor indices, in formulating our executive compensation packages. Despite our intention to compensate our executives at or above the market average for their peers, the compensation packages of members of Group I of our executive team are, at their choosing, well below average market compensation for similar positions.

Elements of Compensation

Our compensation program consists of three elements, namely, annual salary, annual bonus, and equity awards:

1.	Annual salary, which is paid bi-monthly, is intended to provide an annual income at a level consistent with individual contributions.

2.
Annual bonuses, which are paid semi-annually for our Group II executives, are intended to link our executive officers’ compensation to their individual achievements as well as the Company’s overall performance.

3.
Equity awards, which vest over a four-year period, are designed to promote long-term leadership and align the interests of our executives in Group II with those of our stockholders, while the vesting schedule assists us in retaining our executives in our employ.

Each element is determined individually, based on the relevant criteria described in this discussion.

In addition to these main compensation components, executives who are residents in Israel receive, as a function of their salary payments, the standard social benefits (i.e., severance pay, defined contribution plan, and disability) paid to all of our employees who are based in Israel. These social benefits are fixed as a percentage of the employee’s salary and are not subject to discretionary adjustments. Executives who are residents in the United States participate in a defined contribution plan (401(k) plan) and receive health insurance benefits, in addition to social security.

Determination of Amounts and Formulas for Compensation

Annual Salary

Our Group I executives have employment agreements that fix the amount of their salary.

Consistent with our objectives with regard to Group II executives, the Compensation Committee provides guidance in setting base salaries for the Company’s executive officers annually at levels that reflect the Compensation Committee’s interpretation of competitive compensation averages for individuals with similar responsibilities at companies with similar financial, operating and industry characteristics, in similar locations.  The Compensation Committee does not undertake or commission a formal study or survey to benchmark compensation to a particular industry or to particular companies.  Rather, the members of the Compensation Committee evaluate the executive compensation using their accumulated individual knowledge and industry experience.  The Compensation Committee takes into account publicly available compensation information with respect to companies that have a similar market cap or similar annual revenues, and that operate under a business structure similar to ours (although not necessarily in the same industry segment).  In addition, the Compensation Committee takes into consideration the performance of the Company, individual performance of each executive, and the executive’s scope of responsibility in relation to other officers and key executives within the Company.  Annual salaries reflect current practices within a named executive officer's specific geographic region and among executives holding similar positions.  In addition to these factors, the annual salary for a Group II NEO depends on a number of more subjective factors, including our evaluation of the executive’s leadership role, professional contribution, experience and sustained performance.

Following publication of the prior year’s audited financial statements, the CEO and the Chairman of the Board determine whether and to what degree to award salary increases to any of the Group II NEOs. Factors that are considered include the net operating profit of the Company during the prior year, the need for a salary adjustment to remain competitive with compensation averages for executives in similar positions, and the particular NEO’s effectiveness in supporting the Company’s long-term goals. We also consider the executive’s department’s contribution to our success as well as our general achievements during the preceding year.  All salary increases are awarded retroactive to January 1.  Salaries are paid on a bi-monthly basis and each of our Group II NEOs has a standard employment agreement that is based on a format used company-wide.

Annual Bonus

The manner in which we determine and pay annual bonus payments to Group I and Group II executives are distinct and are therefore addressed separately below.

Group I

We pay annual bonuses to each of our executive officers in Group I according to the following contractual formula that is linked to our performance during the preceding year:

Each of the employment agreements of Yehudit Bronicki and Lucien Bronicki provide for an annual bonus that is equal to (a) 0.75% of the Company’s annual consolidated profits (after tax) above $2,000,000, and (b) 0.75% of Ormat Industries’ annual consolidated profits (after tax), after deducting the Company’s annual consolidated profits (after tax). In no event, however, may the aggregate annual bonus exceed six times the annual base salary of the executive. In addition, the Audit Committee and/or the Board of Directors of Ormat Industries has the right, considering Ormat Industries’ financial condition and/or its financial results, to reduce the bonus or resolve that no bonus will be paid with respect to any particular year. The contracts provide for payment of the bonus within 45 days of the publication of our audited financial statements for the prior year. The portion of the bonus linked to Ormat Industries’ annual profits is paid by Ormat Industries. Following the restatement of the Company’s 2008 financial statements, the Company determined that it had overpaid the bonuses due to Lucien Bronicki and Yehudit Bronicki for 2008, and the Company adjusted their 2009 bonuses accordingly.

Through December 31, 2008, the employment agreement of Yoram Bronicki provided for an annual bonus equal to 0.75% of the lower of (i) net pre-tax yearly profit of the Company’s operating plants in the United States, and (ii) the net cash flow before taxes and before capital expenditures for enhancement of the operating plants generated by the Company’s operating plants in the United States during the year.  In no event, however, may the bonus exceed three times Mr. Bronicki’s annual base salary.  The bonus is to be paid within 45 days of the publication of our audited financial statements for the prior year.  In light of Yoram Bronicki’s appointment as the Company’s President and Chief Operating Officer and effective for the annual bonus payable with regard to 2009, the Board of Directors has modified the contractual formula for Yoram Bronicki’s bonus to be 0.75% of the Company’s annual consolidated profits (after tax) above $2,000,000.  In no event, however, may the bonus exceed six times Mr. Bronicki’s annual base salary.

Group II

Our Board of Directors has determined that up to 20% of our annual profits may be distributed by the Company as bonuses to employees. Each year, following publication of our financial statements for the preceding year, our Compensation Committee determines the basket of bonuses that may be awarded on a company-wide basis for the prior year and our CEO and Chairman of the Board determine the particular bonuses to be awarded to each Group II executive.

The determination of the amount of the annual bonus paid to each Group II executive is based on a number of factors, including specific results of our performance, such as revenue growth, profitability, and the attainment of specific short-term and strategic business goals, but with a subjective determination of each NEO's performance and contribution to these results made by the CEO and Chairman, who are intimately involved in our day-to-day activities and work closely with our officers.  No fixed criteria are used in making these determinations. The annual bonuses awarded to our Group II executives are forward-looking in that, although they relate to past performance, they are applied to and paid in two installments (in April and September) during the year following the publication of our financial statements for the preceding year, and paid only to executives who are employed by the Company at the time each bonus installment is scheduled to be paid. This is consistent with our objective of providing a medium-term incentive for our executives.

Equity Awards

With the exception of our Group I executives, who do not receive equity awards, we are committed to long-term incentive programs for executives that promote the long-term growth of the Company and align the interests of executives with those of our stockholders. The determination of the overall basket of equity awards that may be awarded to our employees each year is determined in a similar manner to our annual incentive bonuses. Once a year, following the publication of our financial results for the preceding year, our Compensation Committee determines the basket of equity awards that may be made to all of our employees. This basket is typically calculated as between 1% and 1.5% of the outstanding shares of the Company. Our CEO and Chairman of the Board then determine the particular amount of equity awards to be made to each Group II executive considering the Company’s performance and relative stockholder return, the expected contribution of the NEO to the Company’s growth and success, and awards given to the executive officers of the Company in past years. As the CEO and the Chairman are intimately involved in our day-to-day activities and work closely with our officers, they have the knowledge to make a subjective determination of the individual executive's contribution to our growth and success.  No specific criteria are used in making these determinations. This process is typically completed within one month from the determination of the basket of awards for the year. The equity awards that we grant to our Group II executives are subject to the same pricing, vesting, and exercise terms that govern the grant of equity awards to all of our employees. Historically, we granted our Group II executives stock options as the long-term component of their compensation.  In 2009 and 2010, our Compensation Committee decided to grant our Group II executives stock appreciation rights (SARs) instead of stock options because the Compensation Committee determined that SARs provide comparable long-term incentives while utilizing fewer shares of Common Stock.  Until our initial public offering our Parent granted options to our executives and employees. Following our initial public offering, our executives no longer receive any option awards from our Parent.

Tax Considerations

Our Compensation Committee considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and our other NEOs (except the Chief Financial Officer), other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. Based on these requirements, since none of the NEOs received compensation in excess of $1 million, the Compensation Committee has determined that Section 162(m) will not prevent us from receiving a tax deduction for any of the compensation paid to our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K and Proxy Statement.

Submitted on February 22, 2011 by the members of the Compensation Committee of the Board of Directors of Ormat Technologies, Inc.

Yehudit Bronicki, Chair Dan Falk Robert F. Clarke

The foregoing Compensation Committee Report on Executive Compensation and compensation-related disclosures set forth in the proxy statement shall not be deemed to be soliciting material or be incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act or under the Exchange Act except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation earned by each NEO during the years ended December 31, 2010, 2009, and 2008:

					Option	All Other
					Awards	Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		($) (6)	($)		Total ($)

Lucien Y. Bronicki, Chairman of the Board and Chief Technology Officer	2010	124,000	264,210	(1)	None	53,661	(7)	441,871
	2009	124,000	557,753	(2)	None	54,115		735,868
	2008	124,000	398,035	(3)	None	58,887		580,922
Yehudit Bronicki, Chief Executive Officer, and Director	2010	150,000	264,210	(1)	None	69,254	(8)	483,464
	2009	150,000	557,753	(2)	None	60,197		767,950
	2008	150,000	398,035	(3)	None	73,069		621,104
Yoram Bronicki, President, Chief Operating Officer and Director	2010	168,000	264,210	(4)	None	78,516	(9)	510,726
	2009	168,000	499,133	(4)	None	80,212		747,345
	2008	168,000	371,687	(5)	None	85,451		625,138
Joseph Tenne, Chief Financial Officer	2010	204,936	87,666		303,360	82,490	(10)	678,452
	2009	180,114	119,029		297,440	71,177		667,760
	2008	198,055	121,925		338,800	65,354		724,134
Nadav Amir, Executive Vice President - Operations	2010	256,929	87,666		303,360	77,836	(11)	725,791
	2009	238,447	144,088		356,928	81,362		820,825
	2008	252,941	143,441		406,560	80,838		883,780
Zvi Reiss, Executive Vice President - Construction Management	2010	275,923	17,387		303,360	73,630	(12)	670,300
	2009	261,930	72,420		356,928	63,898		755,176
	2008	258,740	76,279		406,560	65,940		807,519

(1)	Represents annual bonus for each of Mr. and Mrs. Bronicki from the Company, based on formulas set forth in their employment agreements, which are described below.

(2)
Represents annual bonus for each of Mr. and Mrs. Bronicki in the amounts of $452,633 and $105,120 from the Company and its parent, respectively, based on formulas set forth in their employment agreements, which are described below.

(3)
Represents annual bonus for each of Mr. and Mrs. Bronicki in the amounts of $358,740 and $39,295 from the Company and its parent, respectively, based on formulas set forth in their employment agreements, which are described below.  The bonus from the Company’s parent for each of Mr. and Mrs. Bronicki represents a bonus supplement that was granted on March 31, 2008.

(4)	Represents annual bonus for Mr. Yoram Bronicki from the Company, based on a formula set forth in his employment agreement, which is described below.

(5)	Represents annual bonus for Mr. Yoram Bronicki from the Company, based on a formula set forth in the then-current version of his employment agreement, which has since been modified as described above.

(6)
Represents the full grant date fair value in accordance with accounting guidance for stock compensation. The awards granted in 2009 and 2010 were Stock Appreciation Rights (SARs).  Each NEO is entitled to receive shares of common stock equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth it the SAR, multiplied by the number of shares in respect of which the SAR is exercised. For a discussion of the assumptions used in reaching this valuation, see Note 15 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2010.

(7)
Includes payments of auto-related expenses in the amount of $16,946; Israel National Insurance in the amount of $1,243; health insurance in the amount of $207; convalescence pay in the amount of $1,588; Defined Contribution Plan in the amount of $21,653; Education Fund in the amount of $2,275; vacation redemption of $7,837; and perquisites amounting to $1,912.

(8)
Includes payments of auto-related expenses in the amount of $11,421; Israel National Insurance in the amount of $1,086; U.S. Social Security in the amount of $14,128; health insurance in the amount of $209; convalescence pay in the amount of $1,588; Defined Contribution Plan in the amount of $26,585; Education Fund in the amount of $2,275 vacation redemption of $10,660; and perquisites amounting to $1,302.

(9)
Includes payments of auto-related expenses in the amount of $12,293; Israel National Insurance in the amount of $7,116; U.S. Social Security in the amount of $14,547; health insurance in the amount of $12,449; convalescence pay in the amount of $1,588; 401(k) Plan matching contribution in the amount of $3,500; Defined Contribution Plan in the amount of $18,992; Education Fund in the amount of $2,275; vacation redemption of $3,138; and perquisites amounting to $2,618.

(10)
Includes payments of auto-related expenses in the amount of $12,379; Israel National Insurance in the amount of $13,822; health insurance in the amount of $195; convalescence pay in the amount of $1,588; Defined Contribution Plan in the amount of $29,584; Education Fund in the amount of $3,790; vacation redemption of $18,328; and perquisites amounting to $2,804.

(11)
Includes payments of auto-related expenses in the amount of $15,186; Israel National Insurance in the amount of $13,687; health insurance in the amount of $155; convalescence pay in the amount of $1,588; Defined Contribution Plan in the amount of $40,616; Education Fund in the amount of $3,790; and perquisites amounting to $2,814.

(12)
Includes payments of auto-related expenses in the amount of $12,867; Israel National Insurance in the amount of $12,686; U.S. Social Security in the amount of $5,470; health insurance in the amount of $48; convalescence pay in the amount of $1,588; Defined Contribution Plan in the amount of $34,970; Education Fund in the amount of $3,790; and perquisites amounting to $2,211.

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards to each NEO during the year ended December 31, 2010:

		All Other Option	Exercise	Grant Date
		Awards: Number of	Price of	Fair Value
		Securities	Option	of Option
		Underlying	Awards	Awards ($)
Name	Grant Date	Options (1)	($/Sh)	(2)

Lucien Y. Bronicki	None	None	N/A	N/A
Yehudit Bronicki	None	None	N/A	N/A
Yoram Bronicki	None	None	N/A	N/A
Joseph Tenne	April 16, 2010	24,000	29.95	303,360
Nadav Amir	April 16, 2010	24,000	29.95	303,360
Zvi Reiss	April 16, 2010	24,000	29.95	303,360

(1)
These grants were Stock Appreciation Rights (SARs), and each NEO is entitled to receive shares of common stock equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.  These SARs vest over a four-year period from the grant date in April 2010, with 25% of the SARs vesting on each of the second and third anniversary of the grant date and 50% on the fourth anniversary of the grant date. The SARs will become completely exercisable in April 2014.

(2)	These amounts are the full grant date fair value of each award, computed in accordance with accounting guidance for stock compensation.

The following are descriptions of the material terms of our NEOs’ employment agreements, as well as other factors that may help with an understanding of the data disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards table:

Our Group I Executives

Lucien Bronicki

We have entered into an executive employment agreement with Lucien Bronicki, as our Chief Technology Officer, effective as of July 1, 2004. The employment agreement had an initial four-year term expiring on June 30, 2008, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement has been automatically extended for an additional successive four-year term, unless terminated earlier by either us or Mr. Bronicki pursuant to the terms of the agreement.

The employment agreement provides for a monthly base salary of $10,333. As described above, the agreement also provides for the payment of an annual bonus as a percentage of our and our parent’s net after-tax profit. The Board of Directors or the Audit Committee of our parent has the discretion to reduce or to resolve not to pay the bonus component based on our parent’s performance, its financial condition, or its financial results for the prior year.

For 2010, the bonus approved for Mr. Bronicki and to be paid by the Company was $264,210, representing 0.75% of the Company’s annual consolidated profits (after tax) above $2,000,000. Mr. Bronicki has not received a bonus from Ormat Industries for 2010. As Mr. Bronicki is entitled to such annual bonus in accordance with the terms of his employment contract, no particular factors were taken into account in determining the amount of the bonus.

Yehudit Bronicki

We have entered into an executive employment agreement with Yehudit Bronicki, as our Chief Executive Officer, effective as of July 1, 2004. The employment agreement had an initial four-year term expiring on June 30, 2008, unless terminated earlier pursuant to the terms of the agreement. Such employment agreement has been automatically extended for an additional successive four-year term, unless terminated earlier by either us or Mrs. Bronicki pursuant to the terms of the agreement.

The employment agreement provides for a monthly base salary of $12,500.  As described above, the agreement also provides for the payment of an annual bonus as a percentage of our and our parent’s net after-tax profit. The Board of Directors or the Audit Committee of our parent has the discretion to reduce or to resolve not to pay the bonus component based on our parent’s performance in consideration of our parent’s financial condition or its financial results for the prior year.

For 2010, the bonus approved for Mrs. Bronicki and to be paid by the Company was $264,210, representing 0.75% of the Company’s annual consolidated profits (after tax) above $2,000,000. Mrs. Bronicki has not received a bonus from Ormat Industries for 2010. As Mrs. Bronicki is entitled to such annual bonus in accordance with the terms of her employment contract, no particular factors were taken into account in determining the amount of the bonus.

Yoram Bronicki

We have entered into an executive employment agreement with Mr. Yoram Bronicki, as our President and Chief Operating Officer, effective as of July 1, 2004. The employment agreement had an initial four-year term until June 30, 2008, and is automatically extended for additional two-year terms, unless terminated earlier by either us or Mr. Bronicki in accordance with its terms.

The employment agreement with Mr. Yoram Bronicki provides for a monthly base salary of $14,000.  As described above, the employment agreement, as modified, also provides for the payment of an annual bonus as a percentage of our net after-tax profit

For 2010, the bonus approved for Mr. Bronicki was $264,210, representing 0.75% of the Company’s annual consolidated profits (after tax) above $2,000,000.  As Mr. Bronicki is entitled to such annual bonus in accordance with the terms of his employment contract, no particular factors were taken into account in determining the amount of the bonus.

Our Group II Executives

Joseph Tenne is employed by Ormat Systems, one of our subsidiaries, and serves as our Chief Financial Officer.  Nadav Amir is employed by Ormat Systems and serves as our Executive Vice President of Operations; and Zvi Reiss is employed by Ormat Systems and by us, and serves as our Executive Vice President of Project Management.

Each of Messrs. Tenne, Amir, and Reiss is party to an employment agreement with Ormat Systems that sets forth their respective terms of employment, which terms are generally applicable to all of Ormat Systems’ employees, covering matters such as vacation, health, and other benefits. Under the employment agreements of Messrs. Amir and Reiss, either party may terminate the employment relationship upon thirty days prior written notice, while Mr. Tenne’s agreement provides for ninety days prior written notice. However, termination for cause does not require any prior notice. An employee who is terminated for cause is not entitled to any subsequent payments.

The actual salary and other compensation arrangements of Messrs. Tenne, Amir, and Reiss are agreed separately with each employee. Each of these individuals is also covered by Ormat Systems’ management insurance plan, to which Ormat Systems contributes a percentage of such individual’s salary, and which covers any compensation that such individual may be entitled to receive upon termination, such as severance pay pursuant to Israeli law for Israel-based employees.  In addition, each of the individuals has the benefit of the use of a company-leased car.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards of our NEOs as of December 31, 2010:

	Option Awards
	Number of Securities	Number of Securities
	Underlying	Underlying	Option	Option
	Unexercised Options	Unexercised Options	Exercise	Expiration
Name	(#) Exercisable	(#) Unexercisable	Price ($)	Date

Lucien Y. Bronicki	None	None	N/A	N/A
Yehudit Bronicki	None	None	N/A	N/A
Yoram Bronicki	None	None	N/A	N/A
Joseph Tenne	14,900	None	34.13	April 7, 2016
	10,000	10,000 (1)	42.08	March 29, 2014
	5,000	15,000 (2)	45.78	April 8, 2015
	None	26,000 (3)	26.84	March 18, 2016
	None	24,000 (4)	29.95	April 16, 2017
Nadav Amir	20,000	None	34.13	April 7, 2016
	12,000	12,000 (1)	42.08	March 29, 2014
	6,000	18,000 (2)	45.78	April 8, 2015
	None	31,200 (3)	26.84	March 18, 2016
	None	24,000 (4)	29.95	April 16, 2017
Zvi Reiss	20,000	None	34.13	April 7, 2016
	12,000	12,000 (1)	42.08	March 29, 2014
	6,000	18,000 (2)	45.78	April 8, 2015
	None	31,200 (3)	26.84	March 18, 2016
	None	24,000 (4)	29.95	April 16, 2017

(1)
These options vest over a four-year period from the grant date in March 2007, with 25% of the options vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in March 2011.

(2)
These options vest over a four-year period from the grant date in April 2008, with 25% of the options vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The options will become completely exercisable in April 2012.

(3)
These are SARs which vest over a four-year period from the grant date in March 2009, with 25% of the SARs vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The SARs will become completely exercisable in March 2013. Each NEO is entitled to receive shares of common stock equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

(4)
These are SARs which vest over a four-year period from the grant date in April 2010, with 25% of the SARs vesting on each of the second and third anniversary of the grant date, and 50% on the fourth anniversary of the grant date. The SARs will become completely exercisable in March 2014. Each NEO is entitled to receive shares of common stock equal to the amount by which the market value of the shares in respect of which the SAR is exercised exceeds the grant price set forth in the SAR, multiplied by the number of shares in respect of which the SAR is exercised.

Option Exercises

No options were exercised by our NEOs during the year ended December 31, 2010.

Potential Payments upon Termination or Change in Control

The employment agreements of our Group I executives contain the following terms regarding post-termination and change-in-control payments:

Pursuant to the terms of Lucien Bronicki’s, Yehudit Bronicki’s, and Yoram Bronicki’s employment agreements, if the Company or the respective Group I executive officer terminates his or her employment agreement for any reason other than for cause, the respective executive officer will be entitled to his or her salary, bonus and other benefits for the applicable notice period. The notice period in the employment agreements of Lucien and Yehudit Bronicki is 180 days and the notice period in the employment agreement of Yoram Bronicki is 120 days. In the event of termination other than for cause, the executive officer will also be entitled to an assignment of his or her “executive manager’s insurance policy” and monies accumulated under such policy based on deductions from his or her base salary, and a payment of the difference, if any, between the sums accumulated under such policy on account of his or her severance pay, and the amount of severance pay to which he or she is entitled based on the monthly base salary at the time of termination multiplied by the number of years he or she has been employed by us or Ormat Industries.

Each of Lucien, Yehudit, and Yoram Bronicki is also entitled to change of control payments if (a) within three years following the occurrence of a change in control, the respective executive officer’s employment is terminated by the Company other than for disability or cause, (b) within 180 days following a change in control, the respective executive officer terminates his or her employment agreement for any reason with 90 days’ prior written notice or (c) within three years following the occurrence of a change in control, the respective executive officer terminates his or her employment agreement for good reason. In any such event, we will be required to pay him or her a lump sum equal to (1) his or her full unpaid and accrued base salary through the date of termination; (2) his or her monthly base salary at the time of the change in control including any increases therein for 24 months; (3) bonus payments for the next two years calculated as the average of the annual bonus paid to him or her for the two years immediately preceding the change in control; (4) a portion of the annual bonus for the year in which the termination of employment occurs with the amount thereof multiplied by a fraction, the numerator of which is the number of days in the relevant year through the date of termination and the denominator of which is 365; and (5) any unpaid annual bonus for any completed year. In the case of Yoram Bronicki, he would be entitled as well to the amount of the annual matching contribution that would be made by the employer to his 401(k) plan assuming his maximum contribution under the plan, multiplied by two.  In addition, the executive officer will also be entitled to all employee health, accident, life insurance, disability and other employee welfare benefits for a two-year period following his or her last day worked, or until he or she obtains new employment, whichever is earlier. “Cause” means an employee’s conviction of a criminal offence constituting an act of moral turpitude. If Lucien, Yehudit, or Yoram Bronicki’s employment is terminated by the Company other than for disability or cause, and a change in control occurs within six months thereafter, the respective executive officer will be entitled to the payments described in this paragraph.

A “change in control” will be deemed to occur if:

●
any person holds or becomes the holder of 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or of Ormat Industries, excluding any acquisition directly from the Company or from Ormat Industries or any acquisition by the Company;

●	more than 50% of the current members of the Board of Directors or directors nominated by the current members of the Board no longer serve as directors;

●
the Company merges or is consolidated with, or, in any transaction or series of transactions, substantially all of the business or assets of the Company are sold or otherwise acquired by, another corporation or entity; or

●	the stockholders of the Company or of Ormat Industries approve a complete liquidation or dissolution of the Company or Ormat Industries.

“Good reason” means:

●
a reduction by the Company in the respective executive officer’s base salary or bonus as in effect at the time of a change in control, or a change in the manner of computation of such officer’s bonus that is adverse to him or her;

●
the assignment to the respective executive officer of any duties inconsistent with his or her position, duties, responsibilities and status with the Company at the time of the change in control, or any material reduction in authority or responsibilities from those assigned at the time of the change in control, or a change in such officer’s title or offices as in effect at the time of the change in control, or any removal of such officer from, or any failure to re-elect such officer to, any of such positions, except in connection with the termination of such officer’s employment by reason of disability or for cause; or

●	the relocation of the respective executive officer’s office to a location more than 60 miles from its location at the time of a change in control.

Except as described below, each of Lucien, Yehudit and Yoram Bronicki will be restricted for a period of one year following his or her termination of employment from accepting employment with or advising certain companies in competition with us; or soliciting any of our employees to leave our employ.

These restrictions will not apply if (i) each of Lucien, Yehudit and Yoram Bronicki terminates his or her employment for good reason following a change in control; or (ii) the Company terminates each of Lucien, Yehudit and Yoram Bronicki’s employment for a reason other than cause or a material violation of his or her employment agreement.

In addition, he or she will be prohibited from disclosing any confidential information about the Company for a period of three years following his or her termination of employment.

We believe that the change of control provisions in the employment agreements for our Group I executives are appropriate in order to help ensure that, if a question of a change in control occurs, our Group I executives can act in the best interest of all our stockholders without concern for the uncertainty and without the distraction that would result from the obvious effects a change of control could have on their personal situations.  We believe the purpose of the change in control provision is to protect the Group I NEO against a loss of employment that frequently occurs upon a change in control rather than to provide a payment when the change in control occurs even though the Group I NEO's employment is continued.  We also believe that the level of post-termination payments for our NEOs is competitive and appropriate.

Our Group II executives do not have specific termination or change-in-control payment provisions in their employment agreements.  They are entitled to salary and other compensation payments during the relevant notice period. Our Group II executives are based in Israel on a full-time or part-time basis, and thus are also entitled to lump sum severance pay amounting to their last monthly salary multiplied by the number of years of their service for the Company.  Our Group II executives are also entitled to payments under our defined contribution plan.  The employment agreements of Messrs. Amir, Reiss and Tenne do not include non-compete or non-solicitation provisions.

Estimated Payments and Benefits upon Termination

The amount of compensation and benefits payable to each of our NEOs in the event of termination without cause or as a consequence of a change in control has been estimated in the table below. There is no distinction in the termination payments due to our Group II Executives in the event of termination without cause or termination upon a change in control. The amounts have been calculated based on the assumption that the termination occurred on December 31, 2010.

	Termination	Change in
Name	without Cause ($)	Control ($)

Lucien Y. Bronicki	706,839	1,673,884
Yehudit Bronicki	829,526	2,089,997
Yoram Bronicki	258,909	1,280,361
Joseph Tenne	181,874	181,874
Nadav Amir	842,527	842,527
Zvi Reiss	469,906	469,906

DIRECTOR COMPENSATION

The following table sets forth the total compensation paid to each member of our Board of Directors during the year ended December 31, 2010. Our executive officers who are members of our Board of Directors do not receive additional compensation for their service as Board members.

	Fee Earned or	Options Awards	Total ($)
Name	Paid in Cash ($)	($) (1) (2)

Dan Falk	56,500	77,100	133,600
Jacob J. Worenklein (3)	12,750		12,750
Roger W. Gale	43,000	77,100	120,100
Robert F. Clarke	44,500	77,100	121,600
David Wagener	28,750	161,025	189,775

(1)
Represents the full grant date fair value in accordance with accounting guidance for stock compensation. For a discussion of the assumptions used in reaching this valuation, see Note 15 to our consolidated financial statements for the year ended December 31, 2010.

(2)
At fiscal year end, each non-management director held the following aggregate number of option awards:  (i) Mr. Falk held options to purchase 37,500 shares; (ii) Dr. Gale held options to purchase 45,000 shares;  (iii) Mr. Clarke held options to purchase 37,500 shares; and (iv) Mr. Wagener held options to purchase 15,000 shares.

(3)	Resigned as a director effective as of March 31, 2010.

Cash Compensation

The cash compensation of our non-employee directors is as follows:

1.	Base annual retainer of $25,000 as fees related to their service on our Board of Directors.

2.	Board meeting fees of $2,500 for each in-person meeting; $500 for each telephonic meeting; and $1,000 for telephonic participation in an in person meeting.

3.	Committee meeting fees of $1,500 for each in-person meeting and $500 for each telephonic meeting.

4.	Any non-employee director who also serves as Chair of the Audit Committee receives an annual retainer of $7,500. Chairs of our other committees do not receive an annual retainer.

6.	We promptly reimburse all directors for transportation and lodging expenses actually incurred to attend meetings of our Board of Directors or committees.

Equity Compensation

Each newly appointed non-employee director receives an initial grant of options to purchase 7,500 shares of the Common Stock of the Company at an exercise price equal to the NYSE closing price on the date of the grant.  Each non-employee director receives annually from the second year of service options to purchase 7,500 shares of the Common Stock of the Company at an exercise price equal to the NYSE closing price on the date of the grant, unless the Company’s results are released on that day and then the exercise price is the NYSE closing price on the following day.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Under the Exchange Act and SEC rules, we must have an advisory stockholder vote this year and, going forward, at least every three years, regarding compensation of our named executive officers, as described in our proxy statement.  This Say-on-Pay vote addresses the compensation information described under the headings “Executive Compensation” and “Compensation Discussion and Analysis”.

This Say-on-Pay vote is advisory and not binding on the Company, the Board or the Compensation Committee.  However, it is another way for our stockholders to convey their views about our executive compensation programs and policies.  The Board and the Compensation Committee value stockholder input on these and other matters and will consider the results of this Say-on-Pay vote among other things in making future decisions about executive compensation for our named executive officers.

In considering this Say-on-Pay vote, we encourage you to review both:

•	The tables, narrative discussion and other information in the “Executive Compensation” section of this proxy statement, which describes how we have compensated our named executive officers; and

•
The information in the “Compensation Discussion and Analysis” section of this proxy statement, which describes our compensation objectives and the various elements of our compensation program for our named executive officers.

We believe that our executive compensation program directly links executive compensation to our performance and aligns the interest of our executive officers with that of our stockholders.  Our Group II executive officers receive stock appreciation rights linked to the appreciation in our stock.  Our Group II executive officers also receive an annual bonus based on a number of factors, including specific results of our performance, such as revenue growth, profitability, and the attainment of specific strategic business goals.  This performance-based pay constitutes is a significant portion of their compensation.  The annual bonus of our Group I executive officers is also based on our performance.  This direct link between incentive payments and achievement of business goals and increased stockholder value drives Company performance and provides payments to executives only if stockholders also benefit.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO ITEM 402 OF REGULATION S-K.

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES (“SAY-ON-FREQUENCY”)

Under the Exchange Act and SEC rules, we must have an advisory stockholder vote this year and, going forward, at least every six years, regarding how frequently we should have the advisory stockholder vote on compensation of our named executive officers.  The Board currently plans to seek an advisory vote on compensation of our named executive officers every three years, although that could change for a number of reasons, including the results of the stockholder advisory vote on frequency this year or in future years.  This Say-on-Frequency vote addresses whether the Say-on-Pay vote should occur every one, two or three years.

Like the Say-on-Pay vote, the Say-on-Frequency vote is advisory and not binding on the Company, the Board or the Compensation Committee.  However, it is another way for our stockholders to convey their views about our executive compensation programs and policies.  The Board and the Compensation Committee value stockholder input on these and other matters and will consider the results of this Say-on-Frequency vote among other things in making future decisions about how frequently Say-on-Pay votes should occur.

The Board considered a number of factors in deciding on its recommendation for the frequency of the Say-on-Pay advisory vote.  The Board believes that a well-structured compensation program should include components that drive the creation of stockholder value over the long term and that do not simply focus on short-term gains.  Accordingly, the Board believes that any advisory vote that is held on an annual basis will be more limited in value than a vote that considers and provides feedback on the long-term executive compensation philosophy of the Compensation Committee and the long-term results of its actions.  Moreover, some elements of compensation are structured over a multi-year period, and often the results of the Company’s performance may only be accurately assessed over a multi-year period

  The Board therefore concluded that since our executive compensation program is based on our long-term business strategy, a Say-on-Pay vote every three years would best express our commitment to take steps to align the compensation of our executives with the interests of the Company’s stockholders.  This approach could be modified in future years, for example, if it becomes apparent that a Say-on-Pay vote every three years is not meaningful or is not in line with best corporate governance practices.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE OPTION OF EVERY THREE YEARS AS THE FREQUENCY WITH WHICH STOCKHOLDERS WILL BE PROVIDED WITH THE OPPORTUNITY TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe, based upon a review of the forms filed and written confirmation provided by our officers, directors, and greater than ten percent beneficial owners, that during 2010 all of our officers, directors, and greater than ten percent beneficial owners filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

 We, and one of our wholly-owned subsidiaries, Ormat Systems, have a number of agreements with our parent, Ormat Industries.  Our parent beneficially owns approximately 59.89% of our common stock, and certain of our directors and named executive officers beneficially own approximately 35.11% of the common stock of our parent, in each case as of February 28, 2011, as described in "Security Ownership of Certain Beneficial Owners and Management."

These agreements involve transactions with related persons as defined in SEC regulations and are described below.  Each of the related party transactions discussed below is on terms that we believe are at least as favorable to us as would have been obtained in an arm's length transaction.

Loan Agreement between the Company and Ormat Industries

On June 4, 2010 we repaid in full our loan from Ormat Industries with a payment of $9.6 million of principal and $0.7 million accrued and unpaid interest, in accordance with the terms of our 2003 loan agreement with Ormat Industries.

Interest on the loan was calculated on the balance from the date of receipt of each advance until the date of payment thereof at a rate per annum equal to Ormat Industries’ average effective cost of funds plus 0.3% percent in U.S. dollars, which represented a rate of 7.5% for the advances made. All computations of interest are made on the basis of a year consisting of 360 days. During the year ended December 31, 2010, we paid approximately $0.3 million in interest on the loan.  The outstanding balance on the loan was $9.6 million on January 1, 2010 (which represented the highest principal amount outstanding during 2010) and $0 million on December 31, 2010.

Guarantee Fee Agreement between the Company and Ormat Industries

On January 1, 1999, we entered into a guarantee fee agreement with Ormat Industries, pursuant to which Ormat Industries agreed to issue certain standby letters of credit and guarantees on our behalf to certain of our customers, as well as guarantees with respect to our bank credit lines.

Such agreement establishes a fee, calculated quarterly, equal to 1% per annum of all amounts guaranteed or subject to an outstanding letter of credit during the relevant quarter, plus out of pocket expenses. Such payment is due quarterly in arrears and is payable against the receipt of an invoice from Ormat Industries.

As of the end of the second quarter of 2006, all guarantees provided by Ormat Industries were assigned to Ormat Systems. As of December 31, 2010, there were no outstanding letters of credit or guarantees provided under the guarantee fee agreement.

Reimbursement Agreement between the Company and Ormat Industries

On July 15, 2004, we entered into a reimbursement agreement with Ormat Industries, pursuant to which we agreed to reimburse Ormat Industries for any draws made on any standby letter of credit subject to the guarantee fee agreement between us and Ormat Industries described above, and for any payments made under any guarantee provided by Ormat Industries subject to such guarantee fee agreement. Interest on any amounts owing pursuant to the reimbursement agreement is paid at a rate per annum equal to Ormat Industries’ average effective cost of funds plus 0.3% in U.S. dollars. There are no amounts currently owing to Ormat Industries pursuant to the reimbursement agreement.

Sublease Agreements between Ormat Systems and Ormat Industries

Ormat Systems, our subsidiary, entered into a sublease, effective as of July 1, 2004, with Ormat Industries for real estate leased by Ormat Industries from the Israel Land Administration on which production and manufacturing facilities are located. The term of the sublease, which originally was due to expire on June 1, 2008, has been extended by a consent of the Israel Land Administration for a period that is the shorter of (1) 25 years (including the initial term) or (2) the remaining period of the underlying lease agreements with the Israel Land Administration (which terminate between 2018 and 2047).

Pursuant to the sublease, Ormat Systems agreed to pay rent, in advance, on a monthly basis, equal to $52,250 (plus VAT) per month. Payment will be adjusted every year to reflect increases in the Israeli Consumer Price Index, but will in no event be lower than the rent paid during the previous year. Pursuant to the sublease, Ormat Systems has also agreed to pay taxes and other compulsory charges, to make other required payments, and to indemnify Ormat Industries for taxes (other than income taxes) imposed in connection with the subleased real estate. During the course of the year ended December 31, 2010, Ormat Systems paid approximately $714,000 to Ormat Industries pursuant to the sublease. The approximate aggregate value of future lease payments under the sublease is $13.5 million.

In January 2010, Ormat Systems entered into an additional sublease agreement with Ormat Industries, effective as of April 1, 2009, for the sublease of an additional lot of approximately 23.8 dunam (5.88 acres) that is contiguous to the current lot sub-leased by Ormat Systems from Ormat Industries. Ormat Industries has erected a specialized industrial building on the new lot and is subleasing the lot and the building to Ormat Systems pursuant to the long-term sublease agreement. The term of the sublease will end on July 12, 2029, which is the same expiration date as the previous sublease agreement entered into in July 2004.

Pursuant to the sub-lease agreement, Ormat Systems will pay a monthly rental fee of $77,000, on a quarterly basis, representing, on an annual basis, 8.5% of Ormat Industries’ total expenditure with regard to the property (plus VAT). Payment will be adjusted every year to reflect increases in the Israeli Consumer Price Index, but will in no event be lower than the rent paid during the previous year. Ormat Systems will also pay taxes and other compulsory charges and indemnify Ormat Industries for taxes (other than income taxes) imposed in connection with the subleased real estate. Ormat Systems commenced rental payments under the new sublease in January 2010. During the course of the year ended December 31, 2010, Ormat Systems paid approximately $966,000 to Ormat Industries pursuant to the sublease.  The approximate aggregate value of future lease payments under the new sublease is $18.3 million.

License Agreement between Ormat Systems and Ormat Industries

On July 15, 2004, Ormat Systems entered into a patents and trademarks license agreement, effective as of July 1, 2004, pursuant to which Ormat Industries granted a world-wide royalty-free license to Ormat Systems (which is exclusive with respect to the patents and certain of the trademarks) to internally copy, use, and create derivatives of certain patents and trademarks. The license survives sales and/or transfers of the patents and trademarks and Ormat Systems owns the derivatives created from the licensed patents. The term of the license agreement continues until the patents or trademarks expire or are assigned to Ormat Systems (which are intended to be assigned, subject to tax and other considerations) and the agreement may be terminated if either party becomes insolvent.

Service Agreement between Ormat Systems and Ormat Industries

On July 15, 2004, Ormat Systems entered into a service agreement with Ormat Industries, pursuant to which Ormat Systems agreed to provide, as an independent contractor, certain corporate, financial, secretarial and administrative services to Ormat Industries. At the request of Ormat Industries, Ormat Systems may also provide certain engineering services.

Ormat Industries is required to pay $10,000 per month for all services (other than engineering services) rendered pursuant to such service agreement plus all out-of-pocket expenses of Ormat Systems. For engineering services, Ormat Industries is required to pay a fee equal to the cost of such services plus 10.0%, as well as all out-of-pocket expenses of Ormat Systems. On each anniversary of such services agreement, such monthly fees are adjusted in accordance with the Israeli Consumer Price Index during the previous twelve-month period. During the course of the year ended December 31, 2010, Ormat Industries paid Ormat Systems approximately $139,000 pursuant to the service agreement.

Service Agreement between Ormat Systems and Ormat Industries

Effective January 1, 2008, Ormat Systems entered into a service agreement with Ormat Industries, pursuant to which Ormat Systems agreed to provide, as an independent contractor, certain research and development services relating to biodiesel activity to Ormat Industries or to its wholly owned subsidiary.

Ormat Industries or its wholly owned subsidiary is required to pay a fee equal to the cost of such services plus 10%, as well as all out-of-pocket expenses incurred by Ormat Systems.  No payments were made by Ormat Industries to Ormat Systems in the year ended December 31, 2010 pursuant to the service agreement.

Registration Rights Agreement between the Company and Ormat Industries

On November 10, 2004, the Company entered into a registration rights agreement with Ormat Industries. Under this agreement, Ormat Industries may require us on one occasion to register our common stock for sale on Form S-1 under the Securities Act if we are not eligible to use Form S-3 under that Act. Ormat Industries may require us on unlimited occasions to register our common stock for sale on Form S-3. In addition, we will be required to file a registration statement on Form S-3 to register for sale shares of our common stock that are or have been acquired by directors, officers and employees of Ormat Industries upon the exercise of options granted to them by Ormat Industries. Ormat Industries will also have an unlimited number of piggyback registration rights. This means that any time we register our common stock for sale, Ormat Industries may require us to include shares of our common stock held by it or its directors, officers and employees in that offering and sale, subject to certain allocation procedures set forth in the registration rights agreement.

We have agreed to pay all expenses that result from the registration of our common stock under the registration rights agreement, other than underwriting commissions for such shares and taxes. We have also agreed to indemnify Ormat Industries, its directors, officers and employees against liabilities that may result from their sale of our common stock, including liabilities under the Securities Act.

Agreement with Tersus Software and Consulting Agreements

Effective April 15, 2005, the Company entered into an agreement with Tersus Software (“Tersus”) for the licensing of software that will be used in the development of several applications, including an Enterprise Resource Planning (ERP) solution and the monitoring of performance of the power plants. The price paid to Tersus under the agreement was $100,000. One of Tersus’ founders and stockholders (with a 29% share ownership on a fully diluted basis) is Yuval Bronicki, son of Yehudit Bronicki, CEO of our Company, and Lucien Bronicki, Chairman of the Board and Chief Technology Officer of our Company.  During the year ended December 31, 2010, the Company paid an aggregate amount of $25,000 to Tersus for services relating to maintenance of the ERP solution pursuant to a maintenance agreement which is effective from January 1, 2010.

Yuval Bronicki was also retained as a consultant to the Company to assist with the development of the ERP solution. Pursuant to the agreement, Yuval Bronicki is compensated at an hourly rate for services performed. During the year ended December 31, 2010, the Company paid an aggregate amount of $91,000 to Mr. Bronicki for such consulting services.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that transactions between the Company and any of its executives, directors, or beneficial holders of more than 5% of our capital stock or their respective family members, may present potential or actual conflicts of interest or may create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Therefore, as a general matter, and in conformance with the Company’s (a) Code of Business Conduct and Ethics and (b) Financial Reporting Procedures, transactions with related persons are consummated only if the requisite approvals are obtained and only if the terms of the transaction are determined to be in the best interests of the Company and its stockholders.

The Company has adopted a formal written policy which requires the executive or director  initiating a related party transaction to prepare (1) a memorandum summarizing the terms and conditions of the proposed transaction, including pricing and market conditions, and (2) a preliminary draft agreement, which are then provided to the Company’s Disclosure Committee for review.  The Disclosure Committee reviews the business terms of the transaction, materiality, and applicable corporate laws and regulations, and determines whether the transaction is required to be reviewed and approved by the Audit Committee, the Board, and/or the stockholders. In accordance with the determination of the Disclosure Committee, the proposed transaction is then reviewed by the Audit Committee, the Board, and/or the stockholders.  A related party transaction will only be approved or ratified if the transaction is in the best interests of the Company and its stockholders, as the Audit Committee, the Board, and/or the stockholders determine in good faith.  In addition, the fairness of each related party transaction is evaluated to ensure that the terms are consistent with arms length transactions of a similar nature according to prevailing market terms and conditions.

The new sublease described above between our subsidiary, Ormat Systems, and our parent company, Ormat Industries, was reviewed and approved by the Audit Committee and the Board under the procedures described above.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Registered Public Accounting Firm

The stockholders are asked to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year 2011. PricewaterhouseCoopers LLP audited Ormat Technologies, Inc.’s annual financial statements for the fiscal year ended December 31, 2010. A representative of PricewaterhouseCoopers LLP will be present at the 2010 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if the representative so desires.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed to us for the fiscal years ended December 31, 2010 and 2009 by PricewaterhouseCoopers LLP:

	Year	Amount Billed
Audit Fees(1)	2010	$1,501,000
	2009	$2,145,000
Audit-Related Fees(2)	2010	$102,100
	2009	---
Tax Fees(3)	2010	$352,850
	2009	$396,000
All Other Fees(4)	2010	$4,260
	2009	$4,260

(1)
Audit Fees represent the aggregate fees billed for the audits of the annual financial statements and the Company’s internal control over financial reporting; for review of the financial statements included in the Company’s Form 10-Q filings; for the audits and reviews of certain of our subsidiaries; and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

(2)
Audit-Related Fees represent the aggregate fees billed for services related to the performance of the audit or review of our financial statements and are not reported under paragraph (1) above. These services generally consisted of engagements associated with applications for cash grants for Specified Energy Property in Lieu of Tax Credits under Section 1603 of the American Recovery and Reinvestment Act of 2009.

(3)	Tax Fees represent the aggregate fees billed for U.S., state, local and international tax compliance, tax advice, and tax planning services.

(4)	All Other Fees represent the annual license fee for global financial reporting software.

Audit Committee Pre-Approval Procedures for Independent Registered Public Accounting Firm

The Audit Committee has set a pre-approval procedure, and thus all auditors’ engagements are handled in accordance with such procedures, as follows:

A limited authority was delegated to the Chair of the Audit Committee to approve audit, audit-related and tax services in an amount of up to $50,000, provided such approval is reported to the Audit Committee at its next meeting.

Non-audit services may only be approved by the full Audit Committee.

Vote Required for Ratification

The Audit Committee is solely responsible for selecting Ormat Technologies, Inc.’s independent registered public accounting firm for fiscal year 2011. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers LLP as the independent registered public accounting firm for fiscal year 2011. The Board of Directors believes, however, that submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of an independent registered public accounting firm.

The ratification of the appointment of PricewaterhouseCoopers LLP as Ormat Technologies, Inc.’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

We know of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, however, the proxy holders will vote your shares in accordance with their best judgment. This discretionary authority is granted by the execution of the form of proxy.

ADDITIONAL INFORMATION

Householding of Proxies

Under rules adopted by the SEC, we are permitted to deliver a single Notice of Internet Availability of Proxy Materials to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, called householding, allows us to reduce the number of copies of these materials we must print and mail. Even if householding is used, each stockholder will continue to be entitled to submit a separate proxy or voting instruction.

The Company is not householding this year for those stockholders who own their shares directly in their own name. If you share the same last name and address with another Company stockholder who also holds his or her shares directly, and you would each like to start householding for the Company’s annual reports and proxy statements, please contact us at Ormat Technologies, Inc., 6225 Neil Road, Reno, Nevada 89511, Attention: Corporate Secretary, telephone (775) 356-9029.

This year, some brokers and nominees who hold Company shares on behalf of stockholders may be participating in the practice of householding proxy statements and annual reports for those stockholders. If your household receives a single Notice of Internet Availability of Proxy Materials for this year, but you would like to receive your own copy, please contact us as stated above, and we will promptly send you a copy. If a broker or nominee holds Company shares on your behalf and you share the same last name and address with another stockholder for whom a broker or nominee holds Company shares, and together both of you would like to receive only a single set of the Company’s disclosure documents, please contact your broker or nominee as described in the voter instruction card or other information you received from your broker or nominee.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least 30 days or more after receipt of your revocation.

Additional Filings

The Company’s reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports are available without charge through the Company’s website, www.ormat.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Our Code of Business Conduct and Ethics, Code of Ethics Applicable to Senior Executives, Audit Committee Charter, Corporate Governance Guidelines, Nominating and Corporate Governance Committee Charter, Compensation Committee Charter, Insider Trading Policy, and amendments thereof are also available at our website address mentioned above.  If we make any amendments to our Code of Business Conduct and Ethics or Code of Ethics Applicable to Senior Executives or grant any waiver, including any implicit waiver, from a provision of either code applicable to our Chief Executive Officer, Chief Financial Officer or principal accounting officer requiring disclosure under applicable SEC rules, we intend to disclose the nature of such amendment or waiver on our website.  The content of our website, however, is not part of this proxy statement.

You may request a copy of our SEC filings, as well as the foregoing corporate documents, at no cost to you, by writing to the Company address appearing in this proxy statement or by calling us at (775) 356-9029.

Proxy Solicitation

Ormat will bear the entire cost of this proxy solicitation. In addition to soliciting proxies, we expect that our directors, officers and regularly engaged employees may solicit proxies personally or by mail, facsimile, telephone, or other electronic means, for which solicitation they will not receive any additional compensation. Ormat will reimburse brokerage firms, custodians, fiduciaries and other nominees for their out-of-pocket expenses in forwarding solicitation materials to beneficial owners upon our request.

Stockholder Proposals for 2012 Annual Meeting of Stockholders

Stockholders of the Company may submit proposals that they believe should be voted upon at the Company’s Annual Meetings of Stockholders or nominate persons for election to the Board of Directors. Pursuant to Rule 14a-8 under the Exchange Act, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the Company’s 2012 Annual Meeting of Stockholders. To be eligible for inclusion in the Company’s 2012 proxy statement, any such stockholder proposals must be submitted in writing to the Secretary of the Company no later than November 24, 2011, in addition to complying with certain rules and regulations promulgated by the SEC. The submission of a stockholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, stockholders seeking to present a stockholder proposal or nomination at the Company’s 2012 Annual Meeting of Stockholders, without having it included in the Company’s proxy statement, must timely submit notice of such proposal or nomination. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the 2011 Annual Meeting of Stockholders, unless the date of the 2012 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2011 Annual Meeting of Stockholders. For the Company’s 2012 Annual Meeting of Stockholders, this means that any such proposal or nomination must be submitted no earlier than January 5, 2012 and no later than February 4, 2012. If the date of the 2012 Annual Meeting of Stockholders is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary of the 2012 Annual Meeting of Stockholders, the stockholder must submit any such proposal or nomination no earlier than the close of business on the 120th day prior to the 2012 Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to the 2012 Annual Meeting of Stockholders, or if the first public announcement of the date of the 2012 Annual Meeting of Stockholders is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which the public announcement of the date of such meeting is first made.

Notices of any proposals or nominations for the Company’s 2012 Annual Meeting of Stockholders should be sent to Ormat Technologies, Inc., Corporate Secretary, 6225 Neil Road, Reno, Nevada 89511.

By order of the Board of Directors, /s/ YEHUDIT BRONICKI Yehudit Bronicki Chief Executive Officer

ORMAT TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Yehudit Bronicki, CEO, and Etty Rosner, Vice President and Corporate Secretary, and each of them, as proxies, each with full power of substitution and resubstitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Ormat Technologies, Inc. held of record by the undersigned on March 16, 2011, at the Annual Meeting of Stockholders to be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, N.Y. 10112, on May 4, 2011, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ORMAT TECHNOLOGIES, INC.

May 4, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The proxy statement and annual report to security holders are available at
http://materials.proxyvote.com/686688

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

20230403000000000000 6	050411
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2,
 “FOR” THE EVERY 3 YEARS OPTION IN PROPOSAL 3, AND “FOR” PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1.	Election of Directors: ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Yoram Bronicki ¡ Roger W. Gale	2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

				1 year	2 years	3 years	ABSTAIN
			3.	To recommend, on an advisory basis, the frequency of the stockholder vote on executive compensation. ☐	☐	☐	☐

					FOR	AGAINST	ABSTAIN
			4.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for its fiscal year ending December 31, 2011.	☐	☐	☐

			5.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted “FOR” election of the Directors, “FOR” proposal 2, “FOR” the every three years option in proposal 3, and “FOR” proposal 4.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.